Exhibit 99.1

                               [GRAPHIC OMITTED]

                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                            355 LEXINGTON AVENUE
                                                              NEW YORK, NY 10017


FOR FURTHER INFORMATION:
AT THE COMPANY:                            AT FRB|WEBER SHANDWICK:
T. Wilson Eglin                            Mark Muehlfelt      Claire Koeneman
Chief Executive Officer                    General Inquiries   General Inquiries
(212) 692-7260                             (312) 640-6767      (312) 640-6745

FOR IMMEDIATE RELEASE
Wednesday, April 30, 2003

                 LEXINGTON CORPORATE PROPERTIES TRUST ANNOUNCES
                  PRICING OF A 4,500,000 COMMON SHARE OFFERING

New York, NY - April 30, 2003 - Lexington Corporate Properties Trust (NYSE:LXP), a real estate investment trust, today announced that it has agreed to sell 4,500,000 of its common shares to Wachovia Securities with net proceeds to the Company of $16.44 per share. Closing is expected to occur on May 5, 2003. The Company intends to use the net proceeds of approximately $74.0 million from the offering to repay indebtedness, to fund future acquisitions and for general business purposes.

The sole underwriter is Wachovia Securities. This press release is neither an offer to sell nor a solicitation of an offer to buy shares. The offering of these shares will be made only by means of a prospectus. Copies may be obtained from Wachovia Securities, 7 Saint Paul Street, 1st Floor, Baltimore, MD 21202.

The common shares will be issued pursuant to a Registration Statement that has been declared effective by the Securities and Exchange Commission. The shares are only offered by means of the prospectus included in the Registration Statement and the prospectus supplement related to this offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

About Lexington

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Tuesday, April 29, 2003 at $17.62 per share. Lexington pays an annualized dividend of $1.34 per share. Additional information about Lexington is available at www.lxp.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

FOR MORE INFORMATION ON LEXINGTON CORPORATE PROPERTIES TRUST, VIA FAX AT NO COST, SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE TICKER SYMBOL LXP.
                                     # # #

FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.